Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS RECORD FOURTH QUARTER

2010 RESULTS OF OPERATIONS

Bensenville, Ill – February 16, 2011— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported financial results for its fourth quarter ended December 31, 2010.

Fourth Quarter 2010 Financial Highlights

•	Revenue rose to $29.5 million, up 44 percent sequentially

•	Gross margin increased 9 percentage points sequentially to 63 percent

•	Operating margin reaches 50 percent

•	Diluted earnings per share increased $0.29 sequentially to $0.64

Commenting on the results, Raja Parvez, President and CEO said, “I am very pleased with the extraordinary finish to 2010 and look forward to what we expect to be a very strong 2011.”

The Company’s revenue increased 44 percent sequentially to $29.5 million in the current quarter due to a combination of increased sales volume made possible by the additional capacity from its two new manufacturing facilities and increased pricing resulting from strong demand from the LED market.

The Company reported that its capacity expansion remains on schedule and also that there continues to be strong interest for its polished six inch wafers. Mr. Parvez continued, “Revenue from our 6 inch polished wafers increased over 70 percent sequentially to $8.1 million in the fourth quarter. Demand for 6 inch wafers is increasing and we expect significant growth in this product in the second half of this year as more LED chip manufacturers have announced their intention to move into production on 6 inch wafers later this year.”

First Quarter 2011 Guidance

Commenting on the outlook for the first quarter of 2011, William Weissman, Rubicon’s Chief Financial Officer said “We expect continued strong demand resulting in revenue growing approximately 20 percent sequentially to between $34 million and $36 million. We expect substrate pricing in the first quarter to be consistent with fourth quarter pricing and we expect to continue adding capacity on-schedule at our two new facilities. Utilization of newly added equipment and new hires will be lower in the first quarter, particularly in Malaysia, as we continue the qualification process with our customers. We anticipate gross margin, therefore, to be slightly lower in the first quarter but still in the high 50 percent range. While we continue to have the benefit of net operating loss carry forwards for federal tax purposes, the Illinois State Legislature recently enacted changes to its tax code that, among other things, temporarily suspends the use of net operating loss carry forwards and increases the corporate tax rate. Consequently, we estimate a 7 percent effective tax rate for the first quarter. Based on a projected diluted share count of 24 million shares, we expect after-tax diluted earnings per share in the first quarter of between $0.62 and $0.65.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on February 16, 2011 to review the highlights of the fourth quarter 2010 results and the first quarter 2011 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on February 22, 2011, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 35810165. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of 2010, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

William Weissman

Chief Financial Officer

847-457-3610

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2010 (unaudited)	December 31, 2009 (audited)
Assets
Cash and cash equivalents	$16,073	$3,860
Restricted cash	533	8
Short-term investments	66,131	40,716
Accounts receivable, net	18,676	4,967
Inventories, net	11,135	6,597
Other current assets	9,683	3,444

Total current assets	122,231	59,592
Property and equipment, net	82,511	39,525
Investments	2,000	2,000
Other assets	—	69

Total assets	$206,742	$101,186

Liabilities and Stockholders’ Equity
Accounts payable	$9,255	$2,056
Accrued and other current liabilities	5,393	1,690

Total liabilities	14,648	3,746

Stockholders’ equity	192,094	97,440

Total liabilities and stockholders’ equity	$206,742	$101,186

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Revenue	$29,537	$8,528	$77,362	$19,808
Cost of goods sold	10,857	7,471	36,205	23,427

Gross profit (loss)	18,680	1,057	41,157	(3,619)

General and administrative expenses	2,965	1,387	9,883	4,811
Sales and marketing expenses	375	338	1,267	1,137
Research and development expenses	373	235	1,079	801
(Gain) loss on disposal of assets	(100)	—	234	—

Total operating expenses	3,613	1,960	12,463	6,749

Income (loss) from operations	15,067	(903)	28,694	(10,368)

Other income (expense):
Interest income (expense) and other, net	214	148	346	738

Income (loss) before income taxes	15,281	(755)	29,040	(9,630)
Income tax (benefit) expense	(71)	—	(71)	0

Net income (loss)	$15,352	$(755)	$29,111	$(9,630)

Net income (loss) per common share:
Basic	$0.67	($0.04)	$1.34	($0.48)
Diluted	$0.64	($0.04)	$1.28	($0.48)

Weighted average common shares outstanding used in computing net income (loss) per common share:
Basic	22,945,906	20,131,271	21,726,090	20,117,543
Diluted	23,835,924	20,131,271	22,790,896	20,117,543

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities
Net income (loss)	$15,352	($755)	$29,111	($9,630)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,827	1,366	6,066	5,342
Other	586	244	2,478	890
Changes in operating assets and liabilities
Accounts receivable, net	(6,103)	(1,572)	(13,709)	(2,425)
Inventories	(2,643)	650	(4,464)	1,285
Other current assets	(2,052)	(658)	(6,194)	1,474
Accounts payable	4,629	1,127	7,129	(445)
Accrued expenses and other current liabilities	1,710	731	3,642	217

Net cash provided by (used in) operating activities	13,306	1,133	$24,059	(3,292)

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposals of assets	(14,431)	(2,306)	(49,285)	(5,530)
Purchases of investments, net of proceeds from sales of investments	4,984	847	(25,417)	7,229

Net cash (used in) provided by investing activities	(9,447)	(1,459)	(74,702)	1,699

Cash flows from financing activities
Purchase of treasury stock	—	—	—	(2,577)
Proceeds from issuance of common stock, net of issuance costs	(3)	—	61,720	—
Other financing activities	262	386	1,115	417

Net cash provided by (used in) financing activities	259	386	62,835	(2,160)

Effect of foreign exchange rate changes on Cash and cash equivalents	(7)	(16)	21	(16)

Net increase (decrease) in cash and cash equivalents	4,111	44	12,213	(3,769)
Cash and cash equivalents, beginning of period	11,962	3,816	3,860	7,629

Cash and cash equivalents, end of period	$16,073	$3,860	$16,073	$3,860